Exhibit 99

FOR IMMEDIATE RELEASE

TARGET CORPORATION UPDATES STATUS OF RECEIVABLES OWNERSHIP REVIEW

                MINNEAPOLIS, March 12, 2008 — Target Corporation (NYSE:TGT) today announced that it is currently in negotiations with an investment partner to sell an undivided interest in approximately half of Target’s credit card receivables for about $4 billion. This action is the result of a review of ownership alternatives for its credit card receivables that commenced in September 2007. The proposed transaction is subject to execution of definitive agreements between Target and the potential investment partner, to receipt and sufficiency of various other third party consents, reviews and approvals, and to acceptable economics at the time of closing.  As such, no assurance can be given that a transaction will occur, but if completed, a closing during the second calendar quarter of 2008 seems possible at this time.

The proposed transaction is intended to achieve all of the objectives previously outlined in the company’s September 12, 2007 announcement.  If completed, it would generate substantial liquidity for Target from a single source unrelated to the debt capital markets while continuing to utilize the skills and experience of Target’s internal team to provide valuable financial products and services to its guests.  In addition, if completed, the proposed transaction would forge a new, long-term relationship with an investment partner whose broad experience is expected to result in strategic and financial benefits to Target over time.

Target Corporation’s operations include large, general merchandise and food discount stores and a fully integrated online business through which it offers a fun and convenient shopping experience with thousands of highly differentiated and affordably priced items. The company currently operates 1,613 Target stores in 47 states. Target Corporation news releases are available at www.target.com.

Contacts:	John Hulbert	Susan Kahn

	(612) 761-6627	(612) 761-6735

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